Exhibit 10.15

January 13, 2003

Ms. Patricia H. McCall

10350 Magdalena Road

Los Altos Hills, CA 94024

Dear Pat:

On behalf of ChipPAC Inc., this is to confirm the change in your position responsibilities and compensation. Effective January 1, 2003, your position will be that of Senior Vice President, General Counsel and Secretary to our BOD, reporting to Dennis McKenna, President and Chief Executive Officer.

In this position, your revised compensation will be as follows:

•	An annual base salary of $225,000 (two hundred twenty-five thousand dollars) to be paid on a semi-monthly basis.

All other provisions remain as agreed in the previous letter Agreement dated October 9, 2000. ChipPAC continues to recognize the traditional Employment-At-Will doctrine between an employer and an employee, which means that either party has the right to terminate the employment relationship at any time with or without cause or notice. Similarly, we both agreed that any dispute arising with respect to your employment, the termination of that employment, including any alleged breach of contract claims or breach of covenant of good faith and fair dealing related to your employment at ChipPAC shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association.

This letter and the Agreement of October 9, 2000 contain the entire agreement with respect to your employment and supersede any other agreements regarding your employment status. No ChipPAC representative, with the exception of ChipPAC’s President or Human Resources has any authority to modify or enter into an agreement or modification, express or implied, contrary to the foregoing.

Sincerely,

/s/    Connie Fredrickson-Bray

Vice President, Human Resources